Exhibit 99.2

J.B. POINDEXTER & CO., INC. ANNOUNCES COMPLETION OF
EXCHANGE OFFER FOR $200 MILLION SENIOR NOTES DUE 2014

HOUSTON, TX — May18, 2005 - J.B. Poindexter & Co., Inc., today announced that on Friday, May 13, 2005, it completed its previously announced offer to exchange $200 million in aggregate principal amount of their 8.75% Senior Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of their outstanding and unregistered 8.75% Senior Notes due 2014, which were issued pursuant to three separate private placements on March 15, 2004, May 17, 2004 and January 27, 2005.

All of the unregistered 8.75% Senior Notes due 2014 were validly tendered for exchange and all have been accepted. The terms of the new notes are identical in all material respects to those of the unregistered notes, except that the new notes do not have any transfer restrictions or rights to additional interest.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, securities of J.B. Poindexter & Co., Inc., nor shall there be any sale of securities of J.B. Poindexter & Co., Inc. in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-looking statements in this press release, including without limitation, statements relating to J.B. Poindexter & Co., Inc.’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, the risk that J.B. Poindexter & Co., Inc.’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of J.B. Poindexter & Co., Inc.

Contact: Robert S. Whatley, Vice President Finance of J.B. Poindexter & Co., Inc., 713-655-9800